Exhibit 10.2

EXECUTIVE OFFICER CASH BONUS PLAN
FISCAL 2007 PERFORMANCE GOALS

On December 15, 2006, the Executive Compensation Committee of the Board of Directors of Toll Brothers, Inc. (the “Company”) determined that bonuses under the Executive Officer Cash Bonus Plan (the “Bonus Plan”) for the Company’s 2007 fiscal year for each of Messrs. Zvi Barzilay, the Company’s President and Chief Operating Officer, and Joel H. Rassman, the Company’s Executive Vice President, Treasurer and Chief Financial Officer (the designated participants in the Bonus Plan) shall be calculated based upon two components – (a) an individual performance goal component, and (b) a company performance goal component.

The company performance goal component is stated in terms of the Company’s attainment of specified levels of adjusted pre-tax earnings during fiscal 2007, and the maximum amount of the bonuses payable under this component is determined by application of a formula to the Company’s actual adjusted pre-tax earnings for fiscal 2007 in excess of a series of targeted levels of adjusted pre-tax earnings.

The individual performance goals for Mr. Barzilay are based on various factors including, among other things, involvement with the operations of the Company, land transactions, support departments of the Company and land development.

The individual performance goals for Mr. Rassman are based on various factors including, among other things, involvement with the Company’s financing activities, reporting of financial performance and investor relations.

The bonuses payable for fiscal 2007 are subject to all applicable limitations of the Bonus Plan, including the Bonus Plan’s limitations on aggregate payments to any one participant during any one Plan Year (defined in the Bonus Plan as the Company’s fiscal year) and, with respect to the individual performance goal component described above, the Company’s revenues exceeding a certain level.